                                                  FILED PURSUANT TO RULE 424(b)3
                                                      REGISTRATION NO. 333-68922

                          PROSPECTUS SUPPLEMENT NO. 17

                     (TO PROSPECTUS DATED OCTOBER 19, 2001)

                                  $567,285,000

                                LEGG MASON, INC.

                     LIQUID YIELD OPTION-TM- NOTES DUE 2031
                             (ZERO COUPON--SENIOR)
                                      AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

                             ---------------------

    This document supplements the prospectus dated October 19, 2001 of Legg Mason, Inc. relating to the resale by certain holders of LYONs who are named as selling security holders of up to $567,285,000 aggregate principal amount at maturity of LYONs and the shares of common stock issuable upon conversion of the LYONs.

    You should read this prospectus supplement in conjunction with the prospectus dated October 19, 2001. This prospectus supplement is qualified by reference to the prospectus dated October 19, 2001, except to the extent that the information in this prospectus supplement supersedes the information contained in the October 19, 2001 prospectus.

    The table of selling security holders beginning on page 39 of the prospectus is hereby amended to add the entities named below as selling security holders:

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
Government of Singapore Investment
  Corporation Ptc Ltd.................       $17,000,000        3.00%        131,005               *
  168 Robinson Road #37-01
  Capital Tower
  Singapore 068912

    After giving effect to the addition of the foregoing selling security holders and the insertion of a new footnote (5) to the following table, the table of selling security holders reads as follows:

                            SELLING SECURITY HOLDERS

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
AIG SoundShore Opportunity Holding
  Fund Ltd. ..........................     $  3,264,000             *          25,153              *

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
  c/o DKR Management Company, Inc.
  1281 East Main Street
  3rd Floor
  Stamford, CT 06902
AIG SoundShore Strategic Holding Fund
  Ltd. ...............................     $  1,836,000             *          14,149              *
  c/o DKR Management Company, Inc.
  1281 East Main Street
  3rd Floor
  Stamford, CT 06902
Allstate Insurance Company............     $  2,200,000             *          16,954              *
  3075 Sanders Road
  Suite G6B
  Northbrook, IL 60062
Allstate Life Insurance Company.......     $  3,050,000             *          23,504              *
  3075 Sanders Road
  Suite G6B
  Northbrook, IL 60062
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd..................     $  6,800,000          1.20%         52,402              *
  73 Front Street
  Hamilton HM 12
  Bermuda
Argent Classic Convertible Arbitrage
  Fund L.P. ..........................     $  5,000,000             *          38,531              *
  500 West Putnam Avenue
  3rd Floor
  Greenwich, CT 06830-6086
Argent Classic Arbitrage Fund Ltd.....     $  5,000,000             *          38,531              *
  500 West Putnam Avenue
  3rd Floor
  Greenwich, CT 06830-6086
Bear Stearns International Ltd. ......     $ 40,685,000          7.17%        313,527              *
  c/o Bear Stearns & Co., Inc.
  383 Madison Avenue, 4th Floor
  New York, NY 10179
Circlet (IMA) Limited.................     $  3,000,000             *          23,119              *
  c/o Camden Asset Management LP
  2049 Century Park East, Suite 330
  Los Angeles, CA 90067
Continental Assurance Company.........     $  4,700,000             *          36,219              *
  On Behalf of its Separate Account
  (E)
  CNA Plaza, 23 South
  Chicago, IL 60685
Continental Casualty Company..........     $ 28,500,000          5.02%        219,627              *
  CNA Plaza, 23 South
  Chicago, IL 60685

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
Credit Suisse First Boston Corp.
  London..............................     $ 57,500,000         10.14%        443,107              *
c/o Credit Suisse First Boston
  Corporation
  11 Madison Avenue
  7th Floor
  New York, NY 10010
Credit Suisse First Boston
  Corporation.........................     $  5,040,000             *          38,839              *
  11 Madison Avenue
  7th Floor
  New York, NY 10010
D.E. Shaw Investments, L.P............     $  6,500,000          1.15%         50,090              *
  120 West 45th St., 39th Floor
  New York, NY 10036
D.E. Shaw Valence, L.P................     $ 26,200,000          4.62%        201,902              *
  120 West 45th St., 39th Floor
  New York, NY 10036
Deephaven Domestic Convertible
  Trading Ltd. .......................     $  9,750,000          1.72%         75,135              *
  130 Cheshire Lane
  Suite 102
  Minnetonka, MN 55305
Deutsche Banc Alex Brown Inc..........     $  5,000,000             *          38,531              *
  1251 Avenue of the Americas
  New York, NY 10020
Deutsche Bank Securities Inc..........     $  9,750,000          1.72%         75,135              *
  1251 Avenue of the Americas
  New York, NY 10020
Dylan (IMA) Ltd.......................     $  4,000,000             *          30,825              *
  Lydian Asset Management L.P.
  101 East 52nd St.
  36th Floor
  New York, NY 10022
Global Bermuda Limited Partnership....     $  5,500,000             *          42,384              *
  601 Carlson Parkway
  Suite 200
  Minnetonka, MN 55305
Government of Singapore Investment
  Corporation Ptc Ltd.................     $ 17,000,000          3.00%        131,005              *
  168 Robinson Road #37-01
  Capital Tower
  Singapore 068912
Hamilton Partners Limited.............     $  7,300,000          1.29%         56,255              *
  415 Madison Avenue, 19th Floor
  New York, NY 10007
JP Morgan Securities Inc. ............     $ 10,000,000          1.76%         77,062              *
  500 Stanton Christiana Road
  Newark, DE 19713

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
KBC Financial Products................     $  5,000,000             *          38,531              *
  140 East 45th Street
  2 Grand Central Tower
  42nd Floor
  New York, NY 10017
Lakeshore International Ltd...........     $ 27,550,000          4.86%        212,306              *
  601 Carlson Parkway
  Suite 200
  Minnetonka, MN 55305
Lehman Brothers Inc...................     $  6,000,000          1.06%         46,237              *
  745 Park Avenue
  New York, NY 10285
Lincoln National Global Asset
  Allocation Fund, Inc................     $    320,000             *           2,466              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062
Lydian Overseas Partners Master
  Fund................................     $ 19,300,000          3.40%        148,730              *
  Lydian Asset Management L.P.
  101 East 52nd Street,
  36th Floor
  New York, NY 10022
Merrill Lynch Pierce Fenner & Smith,
  Inc.................................     $  4,155,000             *          32,019              *
  101 Hudson Street
  Jersey City, NJ 07302
Morgan Stanley & Co. .................     $ 25,800,000          4.55%        198,820              *
  1585 Broadway
  New York, NY 10036
Newport Investments, Inc. ............     $    750,000             *           5,780              *
  130 Cheshire Lane
  Suite 102
  Minnetonka, MN 55305
Pacific Life Insurance Company........     $    500,000             *           3,853              *
  700 Newport Center Drive
  Newport Beach, CA 92660
Putnam Asset Allocation Funds-
  Conservative Portfolio..............     $  2,560,000             *          19,728              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
Putnam Asset Allocation Funds-Balanced
  Portfolio...........................     $  1,960,000             *          15,104              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062
Putnam Convertible Income-Growth
  Trust...............................     $ 18,950,000          3.34%        146,033              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062
Putnam Convertible Opportunities and
  Income Trust........................     $    670,000             *           5,163              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062
Putnam Variable Trust--Putnam VT
  Global Asset Allocation Fund........     $    670,000             *           5,163              *
  c/o Putnam Investment Management,
  LLC
  Investors Way, N-3-L
  Norwood, MA 02062
RAM Trading Ltd. .....................     $ 10,000,000          1.76%         77,062              *
  c/o SAM Investments
  650 Warrenville Road
  Suite 408
  Lisle, IL 60532
RCG Latitude Master Fund..............     $  3,500,000             *          26,972              *
  666 Third Ave.,
  26th Floor
  New York, NY 10019
Salomon Smith Barney Inc. ............     $  8,350,000          1.47%         64,347              *
  390 Greenwich St.
  Convertibles, 3rd Floor
  New York, NY 10013
S.A.C. Capital Associates, LLC........     $ 16,500,000          2.91%        127,152              *
  c/o S.A.C. Capital Advisors, LLC
  777 Long Ridge Road
  Stamford, CT 06902
SAM Investments LDC...................     $ 50,000,000          8.81%        385,310              *
  650 Warrenville Road
  Suite 408
  Lisle, IL 60532

                                         PRINCIPAL AMOUNT                   NUMBER OF
                                          AT MATURITY OF                    SHARES OF
                                        LYONS BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                            OWNED THAT        OF LYONS     THAT MAY BE     COMMON STOCK
NAME AND ADDRESS:                         MAY BE SOLD(5)     OUTSTANDING    SOLD(1)(4)    OUTSTANDING(2)
-----------------                       ------------------   -----------   ------------   --------------
St. Albans Partners LTD ..............     $  6,000,000          1.06%         46,237              *
  c/o Camden Asset Management LP
  2049 Century Park East, Suite 330
  Los Angeles, CA 90067
Tribeca Investments, L.L.C. ..........     $ 83,900,000         14.79%        646,550           1.00%
  399 Park Ave.
  New York, NY 10043
UBS AG London Branch..................     $ 58,765,000         10.36%        452,855              *
  100 Liverpool Street
  London EC2M 2RH
  United Kingdom
Victory Capital Management
  As Trustee for Parker Key
    Convertible.......................     $    490,000             *           3,776              *
  127 Public Square, 20th Floor
  Cleveland, OH 44114
Worldwide Transactions Ltd. ..........     $    735,000             *           5,664              *
  48 Par La Ville Rd.
  Suite 778
  Hamilton, HMII Bermuda
Yield Strategies II Fund, L.P.........     $  6,000,000          1.06%         46,237              *
  c/o Camden Asset Management LP
  2049 Century Park East, Suite 330
  Los Angeles, CA 90067
Zola Partners, L.P....................     $    750,000             *           5,780              *
  535 Pacific Avenue, 2nd Floor
  San Francisco, CA 94133
Any other holder of LYONs or future
  transferee, pledgee, donee or
  successor of any holder(3)..........     $          0            --               0             --

------------------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    7.7062 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 63,828,321 shares of common stock outstanding as of August 30, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONS. However, we did not assume the conversion of any other holder's LYONS.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that the holders of LYONS, or any future transferees, pledgees, donees or successors of or from any such holder of LYONS, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONS at the initial conversion rate.

(5) The figures in this column are based on information supplied to us, as of June 12, 2003, by the respective selling security holders named in the table. As of that date, these selling security holders had supplied us with information indicating that, collectively, they owned more than $567,285,000 aggregate principal amount at maturity of LYONS (which would be convertible into more than 4,371,612 shares of common stock), reflecting, we believe, that one or more selling security holders supplied us with information for inclusion in the table and then sold their LYONS in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same LYONS. However, since this prospectus would not be applicable to any sale of LYONS after they have been publicly sold utilizing this prospectus, no more than 567,285,000 principal amount at maturity of LYONS could be sold utilizing this prospectus and, accordingly, the $567,285,000 total in this column has been retained and represents the maximum principal amount at maturity of LYONS that could be sold hereunder.

    We prepared this table based on the information supplied to us as of June 12, 2003, by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONS since the date on which the information is presented in the above table. Information about the selling security holders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

    Because the selling security holders may offer all or some of their LYONS or the underlying common stock from time to time, we cannot estimate the amount of the LYONS or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."

                            ------------------------

    INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            The date of this prospectus supplement is June 13, 2003.

-TM-Trademark of Merrill Lynch & Co., Inc.